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                                                                     EXHIBIT 6.1

                       SETTLEMENT AGREEMENT AND RELEASE

     This Settlement Agreement and Release ("Agreement") is entered into this 17th day of March, 2000 by and among Cambridge Creek Companies, Ltd., a Nevada corporation ("Cambridge Creek Companies, Ltd."), David R. Mortenson & Associates, a Texas general partnership ("Mortenson & Associates"), David R. Mortenson, individually and in his capacity as general partner of Mortenson & Associates (collectively, "Mortenson"), and Douglas Roe ("Roe").

                                    RECITALS

     WHEREAS,  Roe is the sole shareholder of Cambridge Creek Companies, Ltd.;
and

     WHEREAS, Cambridge Creek Companies, Ltd. and Mortenson & Associates entered into that certain License Agreement dated as of July 1, 1999, as amended (the "License Agreement"), whereby Mortenson & Associates granted to Cambridge Creek Companies, Ltd. a three-year non-exclusive license for distribution of Biocatalyst and related products in California; and

     WHEREAS, Mortenson & Associates acquired its right to sublicense Biocatalyst to Cambridge Creek Companies, Ltd. from NW Technologies, Inc.; and

     WHEREAS, Mortenson has notified Cambridge Creek Companies, Ltd. that Mortenson & Associates will be unable to fulfill its obligations under the License Agreement due to a legal dispute between Mortenson and NW Technologies, Inc.; and

     WHEREAS, Cambridge Creek Companies, Ltd. and Roe have been damaged by Mortenson & Associates' inability to fulfill its obligations under the License;

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     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

     1. In consideration of Vitamineralherb.com, Inc., an affiliate of Mortenson & Associates, granting to Roe an exclusive license of even date herewith to distribute Vitamineralherb.com products in Wisconsin, Roe, his successors and assigns, hereby release, acquit and discharge Mortenson & Associates, its affiliates, successors and assigns, its present and former employees, partners, and agents, both individually and in their partnership capacities, from any and all claims, actions, disputes, causes of action, rights, demands, debts, damages, costs and attorneys fees, or other accountings of every kind or nature arising out of the purchase of Cambridge Creek Companies, Ltd. stock and the License Agreement, and from any and all liability for any acts or omissions of Mortenson & Associates, its present and former employees, partners, and agents, whether presently known or unknown, including without limitation those claims, damages, or disputes which could be or have been alleged to have arisen under common law, including without limitation corporate fiduciary claims, or under any federal or state securities statute or regulation, including without limitation claims under Sections 12 and 17 of the Securities Act of 1933, except as provided in Paragraph 3.

     2. Mortenson hereby agrees to diligently prosecute his claims against NW Technologies in an attempt to recover his ability to fulfill his obligations to Cambridge Creek Companies, Ltd. under the License Agreement, and to take Cambridge Creek Companies, Ltd.'s interests in the License Agreement into account in any settlement agreement he may enter into with NW Technologies concerning Biocatalyst rights.

     3. Paragraph 1 shall not release Mortenson or Mortenson & Associates from their performance obligations under the License Agreement or any claims, actions, disputes, causes of

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action, rights, demands, debts, damages, costs and attorneys fees, or other accountings of every kind or nature which Cambridge Creek Companies, Ltd. may have arising out of the License Agreement, and from any and all liability for any acts or omissions of Mortenson & Associates, its present and former employees, partners, and agents, whether presently known or unknown, including without limitation those claims, damages, or disputes which could be or have been alleged to have arisen under common law or state or federal law or regulation, including without limitation breach of contract; provided, however, that Cambridge Creek Companies, Ltd. shall not prosecute any of its claims against Mortenson & Associates under this Paragraph 3 so long as Mortenson complies with his obligations under Paragraph 2; and provided further, that upon the consummation of a merger or reorganization of Cambridge Creek Companies, Ltd. with or into any other corporation, or sale of sub-stantially all of the assets of Cambridge Creek Companies, Ltd., Cambridge Creek Companies, Ltd.'s rights under this Paragraph 3 shall be extinguished.

     4. Roe understands and agrees that the agreements by Mortenson & Associates set forth herein represent and constitute Mortenson & Associates' total offer to resolve and fully and finally settle any and all claims, actions, disputes, causes of action, rights, demands, debts, damages, costs and attorneys fees, and other accountings of every kind and nature between Roe and Mortenson & Associates, and that it is a full, complete and adequate consideration and compensation for Roe's agreement to sign this Agreement and that Roe will receive no other or further consideration under the terms hereof or otherwise.

     5. The parties acknowledge and agree that this settlement is upon compromise of disputed claims and that nothing contained herein shall be construed to be an admission of any kind by any party to this Agreement.

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     6.  This Agreement prevails over prior communications regarding the matters contained herein. This Agreement contains the entire understanding of the matters between the parties and no representation, warranty, or promise has been made or relied on by any party hereto other than as set forth herein.

     7. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day first written above.

DAVID R. MORTENSON & ASSOCIATES          CAMBRIDGE CREEK COMPANIES, LTD.

/s/ David R. Mortenson                   /s/ Douglas Roe
-------------------------------------    ------------------------------------
By David R. Mortenson, General Partner    By Douglas Roe, President


DOUGLAS ROE                              DAVID R. MORTENSON

/s/ Douglas Roe                          /s/ David R. Mortenson
-------------------------------------    ------------------------------------
Douglas Roe                              David R. Mortenson

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